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EXHIBIT 10.7.1

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement"), is made and entered into this 12th day of October, 2000, by and between HumanClick Ltd. a private company organized under the laws of the State of Israel, with principal offices located at 33 Bnei Zion, Israel 60910 (the "Company"), and Eitan Ron (the "Executive").

WITNESSETH

        WHEREAS, LivePerson, Inc., (hereinafter "LivePerson") is acquiring all of the shares of the Company pursuant to a certain Stock Purchase Agreement dated October 12th, 2000, (referred to herein as the "Acquisition"); and

        WHEREAS, the Executive served as Chief Executive Officer of the Company prior to the Acquisition; and

        WHEREAS, the Executive's continuing personal services are critical to maintaining the value of the shares being acquired by the Company in the Acquisition; and,

        WHEREAS, the Executive and the Company desire to enter into a formal Employment Agreement to fully recognize the contributions of Executive to the Company and to assure continuous harmonious performance of the affairs of the Company.

        NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

        1.    Position.

        The Company hereby agrees to employ the Executive to serve in the role of General Manager of the Company, subject to the limitations set forth herein. The Executive accepts such employment upon the terms and conditions set forth herein, and further agrees to perform to the best of his abilities the duties generally associated with his position, as well as such other duties commensurate with his position as General Manager as may be reasonably assigned by the Board of Directors of the Company (the "Board"). The Executive shall, at all times during the Term, report directly to the Board. The Executive shall perform his duties diligently and faithfully and shall devote his full business time and attention to such duties.

        2.    Term of Employment and Renewal.

        The term of Executive's employment under this Agreement will commence on the date of this Agreement (the "Effective Date"). Subject to the provisions of Section 8 of this Agreement, the term of Executive's employment hereunder shall be for a term of three (3) years from the Effective Date (the "Term").

        3.    Compensation and Benefits.

        (a)    Salary.    Commencing on the Effective Date, the Company agrees to pay the Executive a base salary at an annual rate of One Hundred Ten Thousand Dollars ($110,000) for the first year of the Term, payable in such installments as is the policy of the Company (the "Salary"), but no less frequently than monthly. Thereafter, the Company will review the Executive's Salary on an annual basis, and, at its discretion, may increase the Executive's Salary but in no event diminish the amount of Executive's Salary below the initial rate, or below the increased rates unless all of the Executive's peer executives undergo substantially equivalent decreases.

        The Executive acknowledges and agrees that his position with the Company is one that requires a special measure of personal trust as defined in the Work and Rest Hours Law, 5711-1951, and, therefore, the provisions of such law shall not apply to the Executive and the Executive shall not be entitled to compensation for working more than forty-five (45) hours per week, beyond the compensation set forth in this Section 3.

        (b)    Bonus.    The Executive shall be eligible to receive annual bonuses at the discretion of the Chief Executive Officer and Compensation Committee of the Board according to performance goals appropriate for the Executive's position and role to be issued by the Company.

        (c)    Benefits.    The Executive shall be entitled to participate in all employee benefit plans applicable for the Executive's level which the Company provides or may establish from time to time for the benefit of its employees, including, without limitation, group life, medical, surgical, dental and other health insurance, short and long-term disability, deferred compensation, profit-sharing and similar plans. The Company will pay on the Executive's behalf at the Company's sole cost and expense a sum equal to 13 1/3% (thirteen and one-third percent) of the Executive's Salary each month for executives' insurance. The Executive will contribute a sum equal to 5% (five percent) of his monthly Salary for each month for the insurance for the provident fund in accordance with custom and practice. All payments provided for in this Section will be made in such amounts and in such timely fashion as to guarantee the Executive the full rights and benefits of such insurance at all times during the Term and thereafter in accordance with law and practice. Ownership of all accounts and insurance policies provided for in this Section shall be in the name of the Executive and on termination of this Agreement will be released to the Executive to be applied towards any obligation of the Company to make severance payments to the Executive. The Company will pay, at its sole cost and expense, a sum equal to 7 1/2% (seven and one-half percent) of the Executive's monthly Salary on behalf of the Executive to an Advanced Study Fund in which the Company participates. The Executive will pay a sum equal to 2 1/2% (two and one-half percent) of his monthly Salary, at his expense, into said fund, as is standard practice. All amounts paid to the Advanced Study Fund under this Section will not exceed the amounts exempt from tax under the income tax regulations applicable to payments to Advanced Study Funds. During the Term, the Company shall extend to the Executive's use a leased car as shall be reasonably elected by the Executive and shall bear all expenses associated with the use of the car. The Company shall gross-up any tax applicable on the use of the car by the Executive according to the then applicable law. The Executive shall be entitled to annual Recreation Pay per year according to the then prevailing applicable law or custom at the minimum amount required by law. The Executive shall also be entitled to fifteen (15) business days paid vacation per year. Annual vacations may be accumulated and/or redeemed as provided under the law. The Executive shall be entitled to Sick Leave according to the then prevailing applicable law. The Company may purchase one or more "key man" insurance policies on the Executive's life, each of which will be payable to and owned by the Company. The Company, in its sole discretion, may select the amount and type of key man life insurance purchased, and the Executive will have no interest in any such policy. The Executive will cooperate with the Company in securing this key man insurance, by submitting to all required medical examinations, supplying all information and executing all documents required in order for the Company to secure the insurance.

        (d)    Expenses.    The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by him during the Term in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with the Company's policies.

        4.    Non-Competition and Non-Solicitation.

        The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Proprietary Information (including trade secrets) as defined in the Company's Proprietary Information and Intellectual Property Agreement referenced in Section 10 of this Agreement, customers, accounts and business partners, and further acknowledges that during the course of the Executive's employment with the Company the Executive has had and will have access to the Company's Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. The Executive expressly acknowledges that the provisions of this Section 4 are necessary to protect the investment by the Company in HumanClick. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

        In recognition of this, the Executive covenants and agrees that:

        (a) During the Term, and for a period of one (1) year after termination of this Agreement, the Executive may not, without the prior written consent of the Board, (whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder or in any other capacity whatsoever) participate in any business that offers products or services competitive in any way to those offered by the Company or that were under active development or consideration by the Company during the Term.

        (b) During the Term, and for a period of one (1) year after termination of this Agreement, the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent to do so from the Board.

        (c) During the Term, and for a period of one (1) year after termination of this Agreement, the Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

        5.    Non-Disparagement.

        The Executive and the Company hereby agree that during the Term, and at all times thereafter, the Executive will not make any statement that is disparaging about the Company, any of its officers, directors, or shareholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspects of the business of the Company and the Company shall not make such statements with respect to the Executive, including, but not limited to, any statement that disparages his ability, services, morality standards or other aspects of his employment. The Executive further agrees that during the same period the Executive will not engage in any conduct that is intended to inflict harm upon the professional or personal reputation of the Company or any of its officers, directors, shareholders or employees.

        6.    Provisions Necessary and Reasonable.

        (a) The Executive agrees that (i) the provisions of Sections 4 and 5 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Section 4 of this Agreement are reasonable and necessary to protect the Company's business interests; and (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

        (b) If any of the covenants contained in Sections 4 and 5 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

        (c) If any of the covenants contained in Sections 4 and 5 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

        7.    Representations Regarding Prior Work and Legal Obligations.

        (a) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts the Executive's ability to accept employment with, or to perform any function for, the Company.

        (b) The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. The Executive expressly acknowledges that the Executive has not divulged or used any such information for the benefit of the Company.

        (c) The Executive acknowledges that the Executive has not and will not misappropriate any Invention that the Executive played any part in creating while working for any former employer.

        (d) The Executive acknowledges that the Company is basing important business decisions on these representations, and affirms that all of the statements included herein are true.

        8.    Termination and Severance.

        Notwithstanding the provisions of Section 2 of this Agreement, the Executive's employment hereunder may terminate under the following circumstances:

        (a)    Termination by the Company for Cause.    The Company may terminate this Agreement for Cause at any time, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, Cause is defined as (i) the Executive's willful and material breach of the terms of this Agreement; (ii) the Executive's commission of any felony or any crime involving moral turpitude; (iii) gross negligence or willful misconduct by the Executive in connection with his duties hereunder; or (iv) the Executive's willful refusal to perform his duties hereunder. Upon the termination for Cause of Executive's employment, the Company shall have no further obligation or liability to the Executive other than for salary earned under this Agreement prior to the date of termination, and any accrued but unused vacation or other benefits.

        (b)    Termination by the Company Without Cause.    The Executive's employment hereunder may be terminated without Cause by the Company upon written notice to the Executive, provided, however, that if the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, as defined below, the Company shall continue to pay the Executive the Salary and shall provide health coverage, under the same conditions as exist at the time of termination, for a six (6) month period. As a condition of receiving severance benefits pursuant to this Agreement, the Executive shall execute and deliver to the Company prior to his receipt of such benefits a general release substantially in the form attached hereto as Exhibit A.

        (c)    Termination by the Executive.    The Executive may terminate his employment hereunder upon one (1) month's written notice to the Company. In the event of termination by the Executive pursuant to this subsection 8(c), the Company may elect to pay the Executive during the notice period (or for any remaining portion of that period) the Salary and benefits at the rate of compensation the Executive was receiving immediately before such notice of termination was tendered in lieu of actual notice. The Executive may also terminate his employment hereunder for "Good Reason," within forty (40) days of the occurrence of any of the following events: (i) a material reduction in salary other than an across-the-board Company action reducing base salary; (ii) a relocation of the Executive's worksite to a location not in the State of Israel, (iii) a change in the Executive's title, or (iv) Mr. Robert LoCascio is no longer an active executive of LivePerson. The Executive shall give the Company twenty (20) days' written notice and opportunity to cure prior to any termination for Good Reason based on the grounds specified above.

        (d)    Death.    In the event of the Executive's death during the Term of this Agreement, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than for the Salary earned under this Agreement to the date of termination and any payments or benefits due under Company policies or benefit plans.

        (e)    Disability.    The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term through any condition of either a physical or psychological nature and, as a result, is, with or without reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for (a) a period of ninety (90) consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve (12) month period during the Term. Any such termination shall become effective upon mailing or hand delivery of notice that the Company has elected its right to terminate under this subsection 8(e), and the Company shall have no further obligation or duty to the Executive other than for salary earned under this Agreement prior to the date of termination and any payments or benefits due under Company policies or benefit plans.

        9.    Choice of Law.

        The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the State of Israel, without giving effect to conflict of law principles. Both parties agree that the exclusive venue for any action, demand, claim or counterclaim relating to the terms and provisions of Sections 4 and 5 of this Agreement, or to their breach, shall be in the state or federal courts located in the State of Israel, the City of Tel Aviv and that such courts shall have personal jurisdiction over the parties to this Agreement.

        10.    Confidentiality and Other Agreements.

        As a condition to the Company's performance of its obligations hereunder, Executive shall enter into and execute contemporaneously with the execution hereof, the Company's Proprietary Information and Intellectual Property Agreement.

        11.    Miscellaneous.

        (a)    Assignment.    The Executive acknowledges and agrees that the rights and obligations of the Company under this Agreement may be assigned by the Company to any successors in interest. The Executive further acknowledges and agrees that this Agreement is personal to the Executive and that the Executive may not assign any rights or obligations hereunder.

        (b)    Withholding.    All salary and bonus payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the applicable Israeli law.

        (c)    Entire Agreement.    This Agreement, the Restricted Stock Option Agreement, and the Proprietary Information and Intellectual Property Agreement set forth the entire agreement between the parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

        (d)    Amendments.    Any attempted modification of this Agreement will not be effective unless signed by an officer of the Company and the Executive.

        (e)    Waiver of Breach.    The Executive understands that a breach of any provision of this Agreement may only be waived by an officer of the Company. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        (f)    Severability.    If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        (g)    Notices.    Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered by private messenger, private overnight mail service, or facsimile as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

    If to the Company:

    HumanClick, Ltd.
    33 Bnei Zion
    Israel 60910
    Attn: Chief Executive Officer

    With a copy to:
    Brobeck, Phleger & Harrison LLP
    1633 Broadway, 47th Floor
    New York, New York 10019
    Attn: Brian B. Margolis, Esq.

    If to Executive:
    Eitan Ron
    1 Moshe Sne Street
    Ra'anana, Israel

        (h)    Survival.    The Executive and the Company agree that certain provisions of this Agreement shall survive the expiration or termination of this Agreement and the termination of the Executive's employment with the Company. Such provisions shall be limited to those within this Agreement which, by their express and implied terms, obligate either party to perform beyond the termination of the Executive's employment or termination of this Agreement.

        (i)    Disclosure and Confidentiality.    The Executive agrees to provide, and agrees that the Company similarly may provide in its discretion, a copy of the covenants contained in this Agreement to any business or enterprise which the Company may directly or indirectly own, manage, operate, finance, join, control or in which the Company participates in the ownership, management, operation, financing or control, or with which the Company may be connected or may become connected as an officer, director, executive, partner, principal, agent, representative, consultant or otherwise. The Executive also agrees that the Company may disclose a copy of this Agreement if legally required to do so, and in connection with a partnering transaction or financing, assuming that an appropriate confidentiality agreement is in place. The Executive further agrees not to disclose the existence or terms of this

Agreement to any person other than the Executive's immediate family and legal, financial or accounting professional.

        (j)    Arbitration of Disputes.    Any controversy, dispute or question which may at any time in the future arise between the parties, which relates to the correct interpretation of this Agreement or the fulfillment of this Agreement or the rights and obligations of the parties hereunder or any aspect of the Executive's relationship with the Company including the cessation thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4 and 5 hereof, and the Company's pursuit of the remedies described in Section 6 hereof in connection therewith) will be submitted to a sole arbitrator who shall be selected by agreement of the parties. In the event that the parties cannot agree upon an arbitrator within seven (7) days, an arbitrator shall be appointed by the President of the Tel Aviv District of the Israel Bar Association. The arbitration proceedings shall be held in Tel Aviv and shall be conducted in the English language. The arbitrator will have the power to issue interim orders and to award fees to the prevailing party and will not be bound by the rules of evidence. The signatures of the parties hereto shall be deemed as a deed of submission to arbitration.

        (k)    Rights of Other Individuals.    This Agreement confers rights solely on the Executive and the Company. This Agreement is not a benefit plan and confers no rights on any individual or entity other than the undersigned.

        (l)    Headings.    The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

        (m)    Advice of Counsel.    The Executive and the Company hereby acknowledge that each party has had adequate opportunity to review this Agreement, to obtain the advice of counsel with respect to this Agreement, and to reflect upon and consider the terms and conditions of this Agreement. The parties further acknowledge that each party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year set forth below.

EXECUTIVE	HumanClick Ltd.
/s/ EITAN RON Eitan Ron	/s/ ILLEGIBLE Title: Powered by the Board and the General Meeting

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  EXHIBIT 10.7.1